EXHIBIT 8

                          HAYNSWORTH SINKLER BOYD, P.A.
                                ATTORNEYS AT LAW
                               THE PALMETTO CENTER
                    1426 MAIN STREET, SUITE 1200 (29201-2834)
                       POST OFFICE BOX 11889 (29211-1889)
                            COLUMBIA, SOUTH CAROLINA
                             TELEPHONE 803.779.3080
                             FACSIMILE 803.765.1243
                           WEBSITE www.hsblawfirm.com

                                FRANK W. CURETON
                         DIRECT DIAL NUMBER 803.540.7824
                     E-MAIL ADDRESS fcureton@hsblawfirm.com
                                January 30, 2002


Community Bankshares, Inc.
791 Broughton Street
Orangeburg, SC  29115

Ridgeway Bancshares, Inc.
100 Palmer Street
Ridgeway, SC  29130

         RE: Proposed Merger of Ridgeway Bancshares, Inc. with and into Community Bankshares, Inc.

Ladies and Gentlemen:

         We have acted as counsel to Community Bankshares, Inc., a corporation organized and existing under the laws of the State of South Carolina ("CBI"), in connection with the proposed merger (the "Merger") of Ridgeway Bancshares, Inc., a corporation organized and existing under the laws of the State of South Carolina ("Ridgeway"), with and into CBI. The Merger will be effected pursuant to the Agreement and Plan of Merger by and between Ridgeway Bancshares, Inc. and Community Bankshares, Inc. dated as of November 20, 2001, which together with the exhibits thereto will be referred to as "the Agreement." CBI has requested our opinion with respect to certain federal income tax consequences of the Merger.

         In rendering this opinion, we have examined (1) the Internal Revenue Code of 1986 as amended (the "Code") and the Treasury Regulations promulgated thereunder (the "Regulations"), (2) judicial decisions interpreting the Code and Regulations, and (3) rulings and other documents issued by the Internal Revenue Service interpreting the Code and Regulations. In addition, we have relied upon certain information made known to us as more fully described below. All capitalized terms used herein without definition will have the respective meanings specified for such terms in the Agreement.

         In rendering the opinions expressed herein, we have examined such documents as we have deemed appropriate, including (1) the Agreement; (2) the Registration Statement; and (3) such additional documents as we have deemed relevant. In our examination of such documents, we have assumed that all documents delivered to us as photocopies faithfully reproduce the originals

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HAYNSWORTH SINKLER BOYD, P.A.

Community Bankshares, Inc.
Ridgeway Bancshares, Inc.
January 30, 2002
Page 2

thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required and that all statements set forth in such documents are accurate. We have also obtained such additional information and representations as we have deemed relevant and necessary through certificates provided by the management of CBI and the management of Ridgeway. Where such certificates are based on legal advice received from counsel other than the undersigned law firm, we have assumed such legal advice to be correct in all respects; where such certificates have been limited to the "knowledge" (or other similar qualifying language) of the officer making such certification, we have assumed such knowledge to be correct in all respects.

                            Structure of Transaction

         In connection with the Merger, the following will occur pursuant to the
Agreement:

         1. Subject to the terms and conditions of the Agreement, at the Effective Time, Ridgeway will be merged with and into CBI in accordance with the provisions of Section 33-11-101 of the Code of Laws of South Carolina, 1976, as amended (the "South Carolina Code"), and with the effect provided in Section 33-11-106 of the South Carolina Code. CBI will be the surviving corporation of the Merger and will continue to be governed by the laws of the State of South Carolina. The Merger will be consummated pursuant to the terms of the Agreement, which has been approved and adopted by the boards of directors of CBI and Ridgeway. The Bank of Ridgeway is the wholly owned subsidiary of Ridgeway and is an operating bank.

         2. Subject to the provisions of the Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of the constituent corporations will be converted as follows:

                  (a) Each share of CBI Common Stock issued and outstanding immediately prior to the Effective Time will remain outstanding from and after the Effective Time.

                  (b) Each share of Ridgeway Common Stock (excluding (i) shares held by any Ridgeway Company or any CBI Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, all of which such shares will be cancelled and retired at the Effective Time and (ii) holders of shares of Ridgeway Common Stock who exercise dissenters rights) issued and outstanding at the Effective Time will be converted into 25 shares of CBI Common Stock plus the right to receive $100.00 cash, subject to the election described below. Following the Effective Time, holders of Ridgeway Common Stock will be provided an opportunity to elect to receive either (a) cash in lieu of receiving CBI Common Stock with respect to a specified number of shares of Ridgeway Common Stock ("Cash Election Shares") or (b) CBI Common Stock in lieu of receiving cash with respect to a specified number of shares of Ridgeway Common Stock ("Stock Election Shares").

                           (i) The exchange  agent will (x) multiply the product
                  of 25 times the number of Cash Election Shares (the "Available Stock") by the Average Closing Price to determine the value of the Available Stock (the "Available Stock Value") and (y)

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HAYNSWORTH SINKLER BOYD, P.A.

Community Bankshares, Inc.
Ridgeway Bancshares, Inc.
January 30, 2002
Page 3

                  multiply the number of Stock Election Shares by $100.00 to determine the amount of available cash (the "Available Cash").

                           (ii) If the  amount of  Available  Cash  exceeds  the
                  Available Stock Value, then the Available Stock will be distributed pro rata to the Stock Election Shares pursuant to a formula or process agreed upon by CBI and The Bank of Ridgeway. To the extent that the value of CBI Common Stock (computed using the Average Closing Price) so distributed to a holder of Stock Election Shares is less than $100.00 per Stock Election Share held, such holder will receive the difference in cash.

                           (iii) If the Available Stock Value exceeds the amount
                  of Available Cash, then the Available Cash will be distributed pro rata to the Cash Election Shares pursuant to a formula or process agreed upon by CBI and The Bank of Ridgeway. To the extent that the number of shares of CBI Common Stock distributed to a holder of Cash Election shares is less than 25 shares per Cash Election Share held, such holder will receive the value of the difference (computed using the Average Closing Price) in cash in addition to $100.00 per share of the Cash Election Shares.

                           (iv) Any cash payments to holders of Ridgeway  Common
                  Stock that are described in this paragraph 2(b) may be referred to as "Cash Payments."

         3. If Ridgeway changes the number of shares of Ridgeway Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, reverse stock split, stock dividend, or similar recapitalization with respect to such stock, the Exchange Ratio will be proportionately adjusted. Likewise, if CBI changes the number of shares of CBI Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, reverse stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (the case of stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) will be prior to the Effective Time, the Exchange Ratio will be proportionately adjusted.

         4. Any holder of shares of Ridgeway Common Stock who perfects such holder's dissenter's rights of appraisal in accordance with Chapter 13 of Title 33 of the South Carolina Code will be entitled to receive the value of such shares in cash as determined pursuant to such statute.

         5. Each holder of shares of Ridgeway Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of CBI Common Stock will receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of CBI Common Stock

HAYNSWORTH SINKLER BOYD, P.A.

Community Bankshares, Inc.
Ridgeway Bancshares, Inc.
January 30, 2002
Page 4

multiplied by the market value of one share of CBI Common Stock at the Effective Time.

                                   Assumptions

         We have assumed that the following statements are true on the date hereof and will be true as of the Effective Time:

         1. The Merger will be consummated in exact accordance with the Agreement.

         2. The  fair  market  value  of the CBI  Common  Stock  (and the  other consideration, if any) received by each Ridgeway shareholder will be approximately equal to the fair market value of the Ridgeway Common Stock surrendered in exchange therefor.

         3. Except for (i) the Cash Payments described in paragraph 2(b) under Structure of Transaction, (ii) cash paid to dissenting holders of Ridgeway Common Stock as described in paragraph 4 under Structure of Transaction and
(iii) cash paid in lieu of fractional shares as described in paragraph 5 under Structure of Transaction, there is no plan or intention on the part of CBI, any CBI Company, or any other person related (as defined in Treasury Regulation ss. 1.368-1(e)(3)) to CBI, to acquire, during the five-year period beginning at the Effective Time, with consideration other than CBI stock, CBI Common Stock furnished in exchange for Ridgeway Common Stock in the Merger, either directly or through any transaction, agreement, or arrangement with any other person.

         4. During the five-year period ending at the Effective Time, except for
(i) the Cash Payments described in paragraph 2(b) under Structure of Transaction, (ii) cash paid to dissenting holders of Ridgeway Common Stock as described in paragraph 4 under Structure of Transaction and (iii) cash paid in lieu of fractional shares as described in paragraph 5 under Structure of Transaction, either directly or through any transaction, agreement, or arrangement with any other person, (a) neither CBI, any CBI Company nor any other person related (as defined in Treasury Regulation ss. 1.368-1(e)(3)) to CBI, will have acquired Ridgeway Common Stock with consideration other than CBI Common Stock; (b) neither Ridgeway, any Ridgeway Company nor any other person related (as defined in Treasury Regulation ss. 1.368-1(e)(3)) without regard to Treasury Regulation ss. 1.368-1(e)(3)(i)(A)) to Ridgeway will have acquired Ridgeway Common Stock with consideration other than CBI Common Stock or Ridgeway Common Stock; and (c) no distributions will have been made with respect to Ridgeway Common Stock (other than regular, normal dividend distributions made pursuant to Ridgeway's historic paying practice).

HAYNSWORTH SINKLER BOYD, P.A.

Community Bankshares, Inc.
Ridgeway Bancshares, Inc.
January 30, 2002
Page 5


         5. CBI has no plan or intention to sell or otherwise dispose of any of the assets of Ridgeway acquired in the transaction, except for dispositions made in the ordinary course of business.

         6. The liabilities of Ridgeway assumed by CBI and the liabilities to which the transferred assets of Ridgeway are subject were incurred by Ridgeway in the ordinary course of its business.

         7. Following the Merger, CBI will continue the historic business of Ridgeway or use a significant portion of Ridgeway's historic assets in a business, and The Bank of Ridgeway will continue the historic business of The Bank of Ridgeway or use a significant portion of The Bank of Ridgeway's historic assets in a business.

         8. CBI, Ridgeway and the shareholders of Ridgeway will each pay their respective expenses incurred in connection with the Merger.

         9. There is no intercorporate indebtedness existing between Ridgeway (or any Ridgeway Company) and CBI (or any CBI Company) that was issued, acquired or will be settled at a discount.

         10. Neither Ridgeway (or any Ridgeway Company) nor CBI (or any CBI Company) is an investment company as defined in Codess.368(a)(2)(F).

         11. Neither Ridgeway nor The Bank of Ridgeway is under the jurisdiction of a court in a case under Title 11 of the United States Code or a receivership, foreclosure, or similar proceeding in a federal or state court.

         12. Both the fair market value and the total adjusted basis of the assets of Ridgeway transferred to CBI will equal or exceed the sum of (i) the liabilities assumed by CBI plus (ii) the amount of the liabilities (if any) to which the transferred assets are subject.

         13. The payment of cash to Ridgeway shareholders in lieu of fractional shares of CBI Common Stock is solely for the purpose of avoiding the expense and inconvenience to CBI of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the transaction to Ridgeway shareholders instead of issuing fractional shares of CBI Common Stock will not exceed 1% of the total consideration that will be issued in the Merger to the Ridgeway shareholders in consideration for their shares of Ridgeway Common Stock. The fractional share interests of each Ridgeway shareholder were aggregated, and no Ridgeway shareholder will receive cash in an amount equal to or greater than the value of one full share of CBI Common Stock.

HAYNSWORTH SINKLER BOYD, P.A.

Community Bankshares, Inc.
Ridgeway Bancshares, Inc.
January 30, 2002
Page 6

         14. None of the compensation received by any shareholder-employee of Ridgeway or of The Bank of Ridgeway will be separate consideration for, or allocable to, any of such shareholder-employee's shares of Ridgeway Common Stock; none of the shares of CBI Common Stock received by any shareholder-employee of Ridgeway or The Bank of Ridgeway will be separate consideration for, or allocable to, any employment agreement; and any compensation paid to any shareholder-employee of Ridgeway or of The Bank of Ridgeway will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arms length for similar services.

         15. Each holder of Ridgeway Common Stock is a resident individual of the United States or a United States corporation, partnership or other entity.

         16. Ridgeway has owned all of the outstanding stock of The Bank of Ridgeway for at least the two-year period preceding the Effective Time, and neither Ridgeway nor The Bank of Ridgeway was formed as part of, or in contemplation of, the Merger.

         17. The Agreement represents the entire understanding of CBI and Ridgeway with respect to the Merger.


                                    Opinions

         Based solely on the information submitted and the assumptions set forth above and assuming that the Merger will take place as described in the Agreement and that the representations made by CBI and Ridgeway are true and correct at the time of the consummation of the Merger, we are of the opinion that:

         1. The Merger will be a reorganization for federal income tax purposes within the meaning of Code ss. 368(a)(1)(A), and Ridgeway and CBI will each be "a party to a reorganization" within the meaning of Code ss. 368(b).

         2. With respect to a holder of Ridgeway Common Stock who exchanges all of such holder's Ridgeway Common Stock solely for CBI Common Stock (and a cash payment in lieu of any fractional share) in the Merger,

                  (a) No gain or loss will be recognized by such holder (except with respect to any cash received in lieu of a fractional share interest in CBI Common Stock);

HAYNSWORTH SINKLER BOYD, P.A.

Community Bankshares, Inc.
Ridgeway Bancshares, Inc.
January 30, 2002
Page 7

                  (b) The tax basis of the CBI Common Stock received (including any fractional share deemed received and redeemed) by such holder will be the same as the tax basis of the Ridgeway Common Stock surrendered in exchange for the CBI Common Stock;

                  (c) The holding period of the CBI Common Stock received (including any fractional share deemed received and redeemed) by such holder will be the same as the holding period of the Ridgeway Common Stock surrendered in exchange therefor, provided that such Ridgeway Common Stock is held as a capital asset at the Effective Time.

         3. With respect to a holder of Ridgeway Common Stock who exchanges all of such holder's Ridgeway Common Stock for a combination of CBI Common Stock and Cash Payments in the Merger,

                  (a) Gain (but not loss) will be recognized by such holder to the extent of the lesser of (i) the realized gain of the holder with respect to all Ridgeway Common Stock surrendered by such holder in the Merger and (ii) the amount of cash received by such holder;

                  (b) If the exchange  with such holder does not have the effect of the distribution of a dividend within the meaning of Code ss. 356(a)(2), the gain will be treated as gain from the sale or exchange of an asset, and any such gain will be treated as capital gain if the Ridgeway Common Stock surrendered by such holder was held by such holder as a capital asset at the Effective Time (the determination whether the exchange with such holder has the effect of the distribution of a dividend within the meaning of Code ss. 356(a)(2) must be made on a shareholder-by-shareholder basis and is outside the scope of this opinion);

                  (c) If the exchange with such holder does have the effect of the distribution of a dividend, then the gain will be treated as ordinary income (not capital gain) to the extent of such holder's ratable share of Ridgeway's accumulated earnings and profits, and the balance of any such gain will be treated as gain from the sale or exchange of an asset;

                  (d) The aggregate tax basis of the CBI Common Stock received by such holder will equal (i) the aggregate tax basis of the Ridgeway Common Stock surrendered by such holder in the Merger, reduced by (ii) the amount of cash received, and increased by (iii) the amount of any gain recognized by such holder;

                  (e) The holding period of the CBI Common Stock received will be the same as the holding period of Ridgeway Common Stock surrendered by such holder in the Merger if such Ridgeway Common Stock is held by such holder as a capital asset at the Effective Time.

HAYNSWORTH SINKLER BOYD, P.A.

Community Bankshares, Inc.
Ridgeway Bancshares, Inc.
January 30, 2002
Page 8

         4. With respect to a holder of Ridgeway Common Stock who exchanges all of such holder's Ridgeway Common Stock for cash pursuant to the Merger or who exercises dissenter's rights, then more likely than not,

                  (a) Such holder will be treated as if (i) such holder sold all of such holder's Ridgeway Common Stock to CBI for cash or (ii) CBI issued to such holder the number of shares of CBI Common Stock that such holder could have received instead of the cash distribution and then redeemed such shares for the amount of cash distributed to such holder;

                  (b) If the exchange for such holder is accorded the treatment set forth in clause (i) of subparagraph (a) above, then such holder will recognize gain (to the extent that the amount received exceeds such holder's basis in the shares) or loss (to the extent that such holder's basis in the share exceeds the amount received); such gain or loss will be treated as gain or loss from the sale or exchange of an asset; and any such gain or loss will be treated as capital gain if the Ridgeway Common Stock surrendered by such holder was held by such holder as a capital asset at the Effective Time;

                  (c) If the exchange for such holder is accorded the treatment set forth in clause (ii) of subparagraph (a) above, and if the exchange for such holder is not essentially equivalent to a dividend within the meaning of Code ss. 302(b)(1), then such holder will recognize gain (to the extent that the amount received exceeds such holder's basis in the shares) or loss (to the extent that such holder's basis in the share exceeds the amount received); such gain or loss will be treated as gain or loss from the sale or exchange of an asset; and any such gain or loss will be treated as capital gain if the Ridgeway Common Stock surrendered by such holder was held by such holder as a capital asset at the Effective Time (the determination whether the exchange is essentially equivalent to a dividend must be made on a shareholder-by-shareholder basis and is outside the scope of this opinion);

                  (d) If the exchange with such holder is accorded the treatment set forth in clause (ii) of subparagraph of (a) above, and if the exchange for such holder is essentially equivalent to a dividend within the meaning of Code ss. 302(b)(1), then the payment to such holder will be treated as a dividend distribution and taxed as ordinary income to such holder to the extent of the accumulated and current earnings and profits of CBI.

         The opinions expressed herein are based upon existing statutory, regulatory and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined and the statements set out herein, which we have assumed and you have confirmed to be true on the date hereof and will be true on the day on which the Merger is consummated. Our opinions cannot be relied upon if any of

HAYNSWORTH SINKLER BOYD, P.A.

Community Bankshares, Inc.
Ridgeway Bancshares, Inc.
January 30, 2002
Page 9

the facts contained in such documents is, or later becomes, inaccurate or if any of the statements set out herein is, or later becomes, inaccurate. Our opinions do not apply to holders of Ridgeway Common Stock, if any, who received Ridgeway Common Stock upon the exercise of employee stock options or otherwise as compensation, who hold Ridgeway Common Stock as part of a "straddle" or "conversion transaction," or who are insurance companies, securities dealers, financial institutions or foreign persons, and do not discuss any aspects of state, local, or foreign taxation. Finally, our opinions are limited to the federal income tax matters specifically covered thereby, and we have not addressed any other tax consequences of the proposed transactions.

         The opinion is being provided solely for the benefit of Ridgeway, CBI and their respective shareholders. No other person or party is entitled to rely on this opinion.

         We consent to be named in the Registration Statement as attorneys who will pass upon certain legal matters in connection with the offering described in the Registration Statement, and in the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                            Yours truly,



                                            Haynsworth Sinkler Boyd, P.A.


FWC/nsb